Exhibit 99.1

INTERVAL LEISURE GROUP COMPLETES SECURITIZATION

OF VACATION OWNERSHIP NOTES

MIAMI, FL, September 20, 2016 - Interval Leisure Group (“ILG”) (Nasdaq: IILG) announced today that it has completed a term securitization transaction involving the issuance of $375 million of asset-backed notes. VSE 2016-A VOI Mortgage LLC, an indirect wholly-owned subsidiary of Vistana Signature Experiences, Inc. (“Vistana”) issued $346 million of Class A notes rated A+/A and $29 million of B notes rated BBB+/BBB. The notes were backed by vacation ownership loans and had coupons of 2.54% and 2.74%, respectively, for an overall weighted average coupon of 2.56%. The advance rate for this transaction was 96.5%.

Of the $375 million in proceeds from the transaction, $19 million will be held by VSE 2016-A VOI Mortgage LLC until it purchases all or a portion of the remaining loans or, if not used for that purpose, returned to the investors. Approximately $35 million was used to repay the outstanding balance on Vistana’s 2010 securitization and the remainder will be used to pay transaction expenses, fund required reserves, pay down a portion of the borrowings outstanding under ILG’s $600 million revolving credit facility and for general corporate purposes.

The transaction was completed in reliance upon Rule 144A and Regulation S as a placement of securities not registered under the Securities Act of 1933, as amended, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

About Interval Leisure Group

Interval Leisure Group (ILG) (Nasdaq: IILG) is a leading provider of professionally delivered vacation experiences and the exclusive global licensee for the Hyatt®, Sheraton® and Westin® brands in vacation ownership. The company offers its owners, members, and guests access to an array of benefits and services, as well as world-class destinations through its international portfolio of resorts and clubs.  ILG’s operating businesses include Aqua-Aston Hospitality, Hyatt Vacation Ownership, Interval International, Trading Places International, Vacation Resorts International, VRI Europe, and Vistana Signature Experiences. Through its subsidiaries, ILG independently owns and manages the Hyatt Residence Club program and uses the Hyatt Vacation Ownership name and other Hyatt® marks under license from affiliates of Hyatt Hotels Corporation. In addition, ILG’s Vistana Signature Experiences, Inc. owns and manages the Westin Vacation Club and the Sheraton Vacation Club and uses related trademarks under license from Starwood Hotels & Resorts Worldwide, Inc. Headquartered in Miami, Florida, ILG

has offices in 15 countries and approximately 10,000 employees. For more information, visit www.iilg.com.

Investor Contact:

Lily Arteaga

Investor Relations

Lily.Arteaga@iilg.com

305-925-7302

Media Contact:

Christine Boesch

Corporate Communications

Chris.Boesch@iilg.com

305-925-7267